UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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BARNES GROUP INC.

(Name of Registrant as Specified In Its Charter)

BARNES GROUP INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

Barnes Group Inc.

Executive Office

123 Main Street

Post Office Box 489

Bristol, Connecticut 06011-0489 U.S.A.

Tel. (860) 583-7070

March 22, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 21, 2005

You are invited to attend the Annual Meeting of Stockholders of Barnes Group Inc. which will be held at the Hartford/Windsor Marriott Airport Hotel, 28 Day Hill Road, Windsor, Connecticut 06095, at 11:00 a.m. on Thursday, April 21, 2005, for the following purposes:

1.	To elect three directors for a three-year term;

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants for 2005; and

3.	To transact any other business that lawfully may come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on February 22, 2005 will be entitled to vote at the meeting.

Your vote is important. Please VOTE BY PROXY USING THE TELEPHONE OR INTERNET AS SOON AS POSSIBLE as described in the enclosed proxy card or, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, whether or not you plan to attend the meeting.

Signe S. Gates

Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2005

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on April 21, 2005 and at any adjournment thereof. A stockholder who votes by proxy using the telephone or the Internet as described in the proxy card, or signs and returns a proxy card in the accompanying form, may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about March 22, 2005.

ELECTION OF THREE DIRECTORS FOR A THREE-YEAR TERM (Proxy Proposal 1)

The Board of Directors Recommends a Vote “For” All Nominees.

Three directors are nominated for re-election at the 2005 Annual Meeting for a three-year term (unless any of them earlier dies, resigns, retires or is removed, as provided in the Company’s By-laws). William S. Bristow, Jr., Edmund M. Carpenter and G. Jackson Ratcliffe, Jr. are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting in 2008. Directors are elected by a plurality of the votes cast for Proposal 1. Proxies may be voted only for the number of nominees named by the Board of Directors.

Pertinent information concerning the nominees for re-election as directors and the seven directors whose terms continue after the meeting is set forth below. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

Nominees for Re-election

William S. Bristow, Jr.

Director since 1978

Current term expires 2005

Mr. Bristow, 51, is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. He is Chairman of the Executive Committee, and a member of the Finance Committee of the Company’s Board of Directors.

Edmund M. Carpenter

Director since 1998

Current term expires 2005

Mr. Carpenter, 63, became President and Chief Executive Officer of the Company in 1998. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He is a director of Campbell Soup Company and Dana Corporation.

G. Jackson Ratcliffe, Jr.

Director since 2001

Current term expires 2005

Mr. Ratcliffe, 68, retired September 14, 2004 as Chairman of the Board of Directors of Hubbell Incorporated where he had also served as President and Chief Executive Officer from 1987 through July 1, 2001. He is a member of the Audit Committee, the Finance Committee, and the Compensation and Management Development Committee of the Company’s Board of Directors. He is a director of Sunoco, Inc., Praxair, Inc. and Hubbell Incorporated.

Continuing Directors

John W. Alden

Director since 2000

Current term expires 2007

Mr. Alden, 63, retired as Vice Chairman, United Parcel Service of America, Inc. in 2000. He is Chairman of the Corporate Governance Committee, and a member of the Finance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1988 until his retirement, he served as a director of United Parcel Service. He is a director of Silgan Holdings Inc. and The Dun & Bradstreet Corporation.

Thomas O. Barnes

Director since 1978

Current term expires 2006

Mr. Barnes, 56, is Chairman of the Board of Directors and an employee of the Company. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He is a director of Valley Bank.

Gary G. Benanav

Director since 1994

Current term expires 2006

Mr. Benanav, 59, retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer and the Vice Chairman and a Director of New York Life Insurance Company. He continues to serve as Chairman of New York Life International, LLC. He is Chairman of the Audit Committee, and a member of the Corporate Governance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company.

George T. Carpenter

Director since 1985

Current term expires 2007

Mr. Carpenter, 64, is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. He is Chairman of the Finance Committee, and a member of the Executive Committee and the Corporate Governance Committee of the Company’s Board of Directors. He is a director of Webster Financial Corporation.

Donald W. Griffin

Director since 2001

Current term expires 2006

Mr. Griffin, 68, retired as Chairman of the Board of Directors of Olin Corporation, a position that he held from 1996 until April, 2003. He is a member of the Audit Committee, the Corporate Governance Committee, and the Compensation and Management Development Committee of the Company’s Board of Directors. He was also President and Chief Executive Officer of Olin from 1996 through 2001. He is a director of Eastman Chemical Company and Olin Corporation.

Frank E. Grzelecki

Director since 1997

Current term expires 2007

Mr. Grzelecki, 67, is retired from Handy & Harman, a diversified industrial manufacturing company, where he last was a Director and Vice Chairman in 1998. He is Chairman of the Compensation and Management Development Committee, and a member of the Executive Committee, the Audit Committee, and the Finance Committee of the Company’s Board of Directors. He was a Managing Director of Saugatuck Associates, Inc., a private investment firm, from 1999 to 2000. Mr. Grzelecki is a trustee of The Phoenix Edge Series Fund.

Mylle H. Mangum

Director since 2002

Current term expires 2006

Ms. Mangum, 56, is the Chief Executive Officer of International Banking Technologies, a leading provider of branch banking solutions. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. She is a member of the Audit Committee, the Corporate Governance Committee, and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1999 to 2002, she was the Chief Executive Officer of MMS, a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She was President, Global Payment Systems and Senior Vice President, Strategic Planning and Expense Management for Carlson Wagonlit Travel from 1997 to 1999. She is a director of Scientific-Atlanta, Inc., Payless ShoeSource, Inc., Haverty Furniture Companies, Inc., Respironics, Inc., and Emageon Inc.

THE BOARD AND ITS COMMITTEES

The Board of Directors

In 2004, the Board of Directors held six regular meetings and four special meetings which were held telephonically. Each incumbent director of the Company attended 100% of the regular meetings of the Board of Directors and in excess of 90% of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served during 2004. All of the members of the Board of Directors attended the 2004 Annual Meeting of Stockholders. The Company’s Corporate Governance Guidelines provide that the Board of Directors should generally have no fewer than six and no more than 12 directors. The Board of Directors currently has 10 directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 70th birthday. Each director is required to advise the Chairman of the Board of Directors of any change in his or her status, including without limitation, a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. Barnes, Chairman of the Board of Directors, is designated to preside at executive sessions of non-management members of the Board of Directors. Mr. Benanav, Chairman of the Audit Committee, or his delegate director is designated to preside at executive sessions of the independent directors.

The Board of Directors adopted Corporate Governance Guidelines which set forth requirements to be met by each director in order to be an independent director. Pursuant to the Corporate Governance Guidelines: An “independent” director of the Company shall be one who meets the qualification requirements for being an independent director under the corporate governance listing standards of the New York Stock Exchange (“NYSE”), including the requirement that the Board must have affirmatively determined that the Director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To guide its determination whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board has adopted the following categorical standards:

a.	A Director will not be Independent if (i) the Director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the Director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the NYSE) other than on an interim basis; (iii) the Director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the Director is employed by the Company’s independent auditor; (v) an immediate family member of the Director is employed by the Company’s independent auditor (I) as a partner, principal or manager, or (II) otherwise as an employee who participates in such independent auditor’s audit, assurance or tax compliance (but not tax planning) practice ; or (vi) the Director or an immediate family member was within the last three years (but is no longer) a partner, principal, manager or other employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company Director or an immediate family member of the Director as an executive officer.

b.	The following commercial and charitable relationships will not be considered material relationships that would impair a Director’s independence: (i) if a Company Director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company Director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company Director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

The Board of Directors has determined that, each of the following non-employee directors meets such categorical standards and therefore does not have a material relationship, directly or indirectly, with the Company and is independent as defined in the NYSE listing standards: Messrs. Alden, Benanav, Griffin, Grzelecki and Ratcliffe, and Ms. Mangum.

The Board of Directors affirmatively determined that although the two other non-employee directors: Messrs. Bristow and G.T. Carpenter do not meet such categorical standards due, in the case of Mr. Bristow, to an immediate family member receiving employee compensation greater than $100,000 from the Company and, in the case of Mr. G.T. Carpenter, to a commercial banking relationship between the Company and an institution for which Mr. G.T. Carpenter serves as a director, each such relationship is not material and each of them is independent as defined in the NYSE listing standards.

The Company has a standing Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The current charter for each of these committees is available on the Company’s Internet website. The Company has posted its Policy Regarding Reporting of Complaints and Concerns on its website. The policy sets forth the method by which stockholders and other interested parties may communicate with the Board of Directors. The Company’s website address is www.barnesgroupinc.com.

The Audit Committee

The Audit Committee members are:

Gary G. Benanav, Chairperson

Donald W. Griffin

Frank E. Grzelecki

Mylle H. Mangum

G. Jackson Ratcliffe

The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal control structure. The Audit Committee held nine meetings in 2004. The current charter for the Audit Committee, as adopted on February 17, 2005 by the Board of Directors, is set forth in Annex 1 of this Proxy Statement.

The Board of Directors has determined that each of the members of the Audit Committee qualifies as an independent director under the NYSE listing standards.

The Corporate Governance Committee

The Corporate Governance Committee members are:

John W. Alden, Chairperson

Gary G. Benanav

George T. Carpenter

Donald W. Griffin

Mylle H. Mangum

The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation. The Board of Directors has determined that each of the members of the Corporate Governance Committee qualifies as an independent director under the NYSE listing standards. The Corporate Governance Committee serves as a nominating committee for the Company. The Corporate Governance Guidelines adopted by the Board of Directors provide that nominees for Directors are to be selected based on, among other things, their character, wisdom, judgment, ability to make independent analytical inquiries, business experience and skills. In addition, consideration will be given to a nominee’s understanding of the Company’s business environment, time commitment, acumen and ability to act on behalf of the Company’s stockholders. The committee utilizes a third party in connection with identifying and reviewing potential nominees to the Board of Directors. Upon request of the committee, the third party will identify candidates based on criteria specified by the committee, perform initial screenings of the candidates’ resumes, and conduct initial interviews. The committee will, as stated in the Process and Procedure for Identifying Director Candidates (the “Policy”) adopted by the committee, consider director candidates recommended by stockholders. If a stockholder recommends a candidate for nomination by the Corporate Governance Committee, the committee would evaluate that candidate in the same manner as all other candidates to be nominees for director. Any stockholder wishing to submit such a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee

c/o Signe S. Gates

Senior Vice President, General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

In accordance with the Policy, recommendation letters must, at a minimum, provide the stockholder’s name, address, and number of shares owned (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the candidate’s biographical information, including name, residential and business addresses, telephone number, age, education, accomplishments, employment history (including positions held and current and former directorships); and the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the New York Stock Exchange rules. The recommendation letter must also provide such other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the recommended candidate’s signed statement that he or she meets the qualifications of a director as described in the Policy; is willing to complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the committee may reasonably request; and consents to serve on the Board if elected. Stockholder nominations must be made in accordance with the procedures set forth in the Company’s By-laws. A summary of these procedures is set forth below in this proxy statement under the caption “Stockholder Proposals for 2006 Annual Meeting.” The Corporate Governance Committee held three meetings in 2004.

The Compensation and Management Development Committee

The Compensation and Management Development Committee members are:

Frank E. Grzelecki, Chairperson

John W. Alden

Gary G. Benanav

Donald W. Griffin

Mylle H. Mangum

G. Jackson Ratcliffe

The Compensation and Management Development Committee administers the Company’s incentive and stock plans, sets the salary of the President and Chief Executive Officer, and reviews and approves the compensation of the other executive officers. The Compensation and Management Development Committee held five meetings in 2004.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $35,000. In addition to the annual director retainer, committee chairpersons are paid an annual retainer as follows: Audit Committee Chair, $10,000; Compensation and Management Development Committee Chair, $5,000; and other committee chairs, $2,500. The fee for attending a board or committee meeting is $1,500; provided, that the fee for a telephonic meeting or telephonic participation in a non-telephonic meeting is $1,000. Messrs. Barnes and E.M. Carpenter do not receive a retainer or meeting fees for service as directors. Pursuant to the Non-Employee Director Deferred Stock Plan, as further amended (the “Non-Employee Director Deferred Stock Plan”), each non-employee director was granted at the time he or she first joined the Board the right to receive 6,000 shares of Company common stock when his or her membership on the Board terminates or, if sooner, when a change of control occurs. The plan also provides for the payment of dividend equivalents equal to 6,000 times the dividend per share for each dividend payment date1. In 2004, each of the directors other than Mr. E.M. Carpenter was granted 1,550 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan. These restricted stock units vest as follows: 40% on the second anniversary of the grant date and an additional 20% on the third, fourth and fifth anniversaries of the grant date. Vesting accelerates in full in the event of a change of control or retirement from the Board of Directors more than two years after the grant date and after attaining age 70. Dividend equivalents equal to the dividend per share are paid on each restricted stock unit for each dividend payment date. Directors received a fee of $1,500 per meeting if they attended either of the semi-annual meetings of the senior managers of the Company. Mr. Grzelecki, in his role as Chairman of the Compensation and Management Development Committee, received a fee in 2004 of $1,500 in connection with his review of the results of the performance evaluation of the President and Chief Executive Officer. Messrs. Alden, G.T. Carpenter,

[1]	Mr. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

Grzelecki, and Ratcliffe received reimbursement, including tax gross-up, for travel and meal expenses for their spouses in connection with Board of Directors meetings in the amount of $15,131.74, $10,905.93, $11,680.79 and $12,085.62, respectively. Mr. Barnes received $250,000 for serving as Chairman and performing various other duties as a nonexecutive employee of the Company. The other duties performed by Mr. Barnes include working with the President and Chief Executive Officer to develop relationships with possible strategic partners, engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., serving on the NHK-Associated Spring Suspension Components Inc. Board of Directors, and maintaining an active role in community affairs in the Bristol and Hartford areas.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

As of January 1, 2005, the Company’s directors, named executive officers (as identified in the Summary Compensation Table), and directors and officers as a group beneficially owned the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), shown below:

Name of Person or Group	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
John W. Alden	21,500	*
John R. Arrington	233,189	1.0%
Thomas O. Barnes	641,119	2.8%
Gary G. Benanav	36,131	*
William S. Bristow, Jr.	284,099	1.2%
Edmund M. Carpenter	1,144,895	4.8%
George T. Carpenter	146,339	*
William C. Denninger	215,669	*
Signe S. Gates	238,723	1.0%
Donald W. Griffin	14,712	*
Frank E. Grzelecki	25,000	*
Mylle H. Mangum	8,048	*
Gregory F. Milzcik	233,689	1.0%
G. Jackson Ratcliffe	14,228	*
Directors & executive officers as a group (22 persons)	4,103,842	16.0%
*	Less than 1% of Common Stock beneficially owned.

Note to the above table:

[1]	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note.

Mr. Barnes has sole voting and sole investment power with respect to 101,885 shares and sole voting and shared investment power with respect to 308,877 shares. Included in Mr. G.T. Carpenter’s total are 105,447 shares held by corporations through which he has voting control. Mr. Bristow has shared voting and shared investment power with respect to 45,627 shares which are held in various trusts which he has the power to revoke.

The shares listed for Messrs. Alden, Arrington, Barnes, Benanav, Bristow, E.M. Carpenter, G.T. Carpenter, Denninger, Griffin, Grzelecki, Milzcik and Ratcliffe and Mses. Gates and Mangum and the directors and officers as a group include 12,500; 193,205; 66,600; 26,000; 26,000; 833,667; 26,000; 158,702; 7,500; 18,000; 186,843; 7,500; 192,121; 1,667 and 2,394,847 shares, respectively, which they have the right to acquire within 60 days after January 1, 2005. The shares listed for Messrs. Arrington, Barnes, E.M. Carpenter, Denninger, Milzcik and Ms. Gates, and the directors and officers as a group include 2,866; 9,252; 5,131; 3,187; 2,790; 4,704 and 60,217 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan. The shares listed for Messrs. Alden, Barnes, Benanav, Bristow, G.T. Carpenter, Griffin, Grzelecki, and Ratcliffe and Ms. Mangum include 6,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading “Compensation of Directors.”

The shares listed for Messrs. Arrington, E.M. Carpenter, Denninger, Milzcik, and Ms. Gates and the directors and officers as a group do not include 43,629; 118,210; 48,889; 47,365; 43,629 and 483,411 restricted stock unit awards, respectively, that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The shares listed for each of Messrs. Alden, Barnes, Benanav, Bristow, G.T. Carpenter, Griffin, Grzelecki, and Ratcliffe and Ms. Mangum do not include 3,550 restricted stock unit awards that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

BENEFICIAL OWNERS OF MORE THAN 5% OF SHARES

The individuals and institutions set forth below are the only persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock (as of December 31, 2004, in each case as indicated in the notes to this table):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Bank of America Corporation[1]	3,076,773	13.3%
100 N. Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, North Carolina 28255

The Barnes Group Inc. Retirement Savings Plan[2]	2,732,527	11.7%
123 Main Street
Bristol, Connecticut 06011-0489

Wachovia Corporation[3]	1,993,520	8.6%
One Wachovia Center
Charlotte, North Carolina 28288-0137

Mr. Wallace Barnes[4]	1,876,322	8.1%
1875 Perkins Street
Bristol, Connecticut 06010

NFJ Investment Group L.P.[5]	1,256,350	5.4%
2121 San Jancinto Street, Suite 1840
Dallas, Texas 75201

Notes to the above table:

[1]	As of December 31, 2004, as reported on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 11, 2005, Bank of America Corporation had shared voting power with respect to 557,923 shares and shared investment power with respect to 3,075,873 shares.

[2]	As of December 31, 2004, as reported on a Schedule 13G filed with the SEC on February 8, 2005, The Barnes Group Inc. Retirement Savings Plan had shared investment power with respect to 2,732,527 shares.

[3]	As of December 31, 2004, as reported on a Schedule 13G filed with the SEC on February 3, 2005, Wachovia Corporation had sole voting power with respect to 448,283 shares; sole investment power with respect to 1,990,520 shares; shared voting power with respect to 1,547,950 shares; and shared investment power with respect to 3,000 shares.

[4]	As of December 31, 2004, as reported on a Schedule 13G filed with the SEC on February 7, 2005, Mr. Barnes had sole voting power with respect to 1,876,322 shares; sole investment power with respect to 1,051,857 shares; and shared investment power with respect to 824,465 shares. The reported ownership number does not include 30,000 shares, which are held by a private charitable foundation established by Mr. Barnes, as to which shares he disclaims beneficial ownership, and 32,712 shares held by his wife for which he has no voting or investment powers.

[5]	As of December 31, 2004, as reported on a Schedule 13G filed with the SEC on February 14, 2005, NFJ Investment Group L.P. had sole voting power with respect to 754,400 shares; sole investment power with respect to 1,256,350 shares; and shared voting power with respect to 501,950 shares.

AUDIT COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Audit Committee of the Board of Directors, are independent directors, as defined by the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and affirmatively determined by the Board of Directors. Management is responsible for the Company’s financial reporting process and internal controls. The responsibility of the Committee is to provide general oversight of the Company’s financial accounting, reporting and underlying internal controls. The Committee provides additional oversight of the Company’s Corporate Compliance Program. The Committee has the ultimate authority for the selection, evaluation and retention of the independent auditors.

In 2004, the Audit Committee operated in accordance with its charter. On February 17, 2005, the Audit Committee reviewed and reassessed the charter to ensure its adequacy and compliance with the rules of the Securities and Exchange Commission and the New York Stock Exchange in effect as of such date. Upon the recommendation of the Committee, the Board of Directors approved an amended charter that is filed with this Proxy Statement and available on the Company’s website.

During 2004, the Committee met nine times for the purpose of providing a forum for communication among the Directors, the Company’s independent auditors, PricewaterhouseCoopers LLP, the Company’s internal audit function and corporate management. During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers various matters in accordance with the provisions of the Audit Committee Charter, including the interim and the audited financial statements of the Company. In addition, the Committee met privately at its regular meetings with both the independent auditors and the internal audit function, as well as with the chief financial officer and the chief executive officer, each of whom has unrestricted access to the Audit Committee. The Committee was also advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company, and any alternative treatments of financial information within generally accepted accounting principles and the treatment preferred by PricewaterhouseCoopers. In accordance with Statement of Auditing Standards No. 61, Communication with Audit Committees, the Committee discussed all required matters with PricewaterhouseCoopers, including the conduct of the audit of the Company’s financial statements.

In addition, the Committee obtained formal, written disclosures from PricewaterhouseCoopers, including a letter affirming their independence as required by Independence Standards Board Standard No. 1. The information contained in such letter was discussed with PricewaterhouseCoopers.

The Committee reviewed fees related to aggregate services provided by PricewaterhouseCoopers for the year 2004, and concluded that the services rendered in 2004 that were neither audit nor audit-related did not impair the independence of PricewaterhouseCoopers.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee has also selected PricewaterhouseCoopers as the Company’s independent accountants for 2005.

As specified in the Audit Committee charter, it is not the duty of the Audit Committee to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct an audit in accordance with generally accepted auditing standards. That is the responsibility of management and the Company’s independent auditors, respectively. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

AUDIT COMMITTEE

Gary G. Benanav, Chairperson

Donald W. Griffin

Frank E. Grzelecki

Mylle H. Mangum

G. Jackson Ratcliffe

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc. (the “Company”), are independent, non-employee directors with no “interlocking” relationships as defined by the Securities and Exchange Commission. We are committed to developing compensation strategies with strong ties to stockholder value creation. The overarching philosophy with respect to executive compensation, therefore, is to link compensation programs to the Company’s strategic business objectives and total stockholder return. If the Company’s results against its goals and targets exceed preset performance targets, Barnes executives have an opportunity to realize significant additional compensation. This high degree of performance linkage, and the significant leverage and risk incorporated into the programs, give Barnes Group’s executive team a very strong financial incentive to build lasting value through balanced, profitable, sustainable growth that creates stockholder wealth.

The Committee’s charter, which outlines its duties and key practices, is available on the Company’s website at www.barnesgroupinc.com.

Barnes Group’s incentive strategies incorporate “stretch” operational goals. The Company’s Board of Directors has taken an active role in the determination of these goals, and participated in the development of compensation programs directly tied to these same goals. Our objective has been to ensure appropriate balance between short-term and long-term incentives.

During 2004, the Committee retained an independent compensation consulting firm to review competitive compensation data for a group of comparative companies and for general industry, and the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with Company performance. The Committee met with members of the independent compensation consulting firm both with and without members of Company management as part of this review. The comparison group currently consists of companies in one or more of the Company’s industries. The companies chosen for the comparison group are not necessarily the same as those represented in the stock price performance graph accompanying this report.

The key elements of Barnes Group’s executive compensation strategy are annual cash compensation, including salary and short-term incentives, and long-term incentives, including stock options, restricted stock units, and performance stock. Total direct compensation (total annual cash plus the expected value of long-term incentives at grant) is targeted to fall between market median and 75th percentiles overall.

Annual Cash Compensation

Executive officers receive a salary for ongoing performance throughout the year. Short-term incentives are generally provided based on annual performance periods. A significant percentage of the annual cash compensation of Barnes Group executives is at risk under the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers, approved by stockholders at the April 12, 2001 Annual Meeting, and the Management Incentive Compensation Plan. Award opportunities are based on the performance of the Company as a whole, or the business unit over which the executive has a direct influence, and are generally paid in February based on the audited financial results of the prior year’s performance. For 2004, 80% of each participant’s award was based on the performance measure of earnings per share or, in the case of business unit executives, operating profit after tax less a charge for the capital employed by the applicable business unit, adjusted to disregard the effects of non-operating or out-of-period items (including the non-operating charge for reductions in force and other restructuring items that were announced in December) and operating income or loss from acquisitions. The 20% balance of each participant’s award was based on corporate or business unit revenue results. Threshold, target and maximum incentive opportunities are established early in the year for each executive, stated as a percent of salary. Performance target, threshold, and maximum performance levels are also established early in the year. If performance is below the threshold performance levels established, the payout is zero. If the threshold levels of performance are attained, the threshold incentive award is earned. If the target performance levels are attained, the target incentive amounts are payable. If performance exceeds the applicable maximum performance levels, the maximum opportunity is awarded. If performance is between the threshold and target, or target and maximum, performance levels, the incentive awards are determined by interpolating between the threshold and target, or target and maximum, incentive opportunities. For 2004, if performance exceeded the applicable maximum levels, the following percent of salary was payable: 225% for the President and Chief Executive Officer; 150% for Group Presidents and for the Senior Vice President, Finance and Chief Financial Officer; 135% for all other Senior Vice Presidents; and 105% for Vice Presidents.

In 2004, the Company’s revenues were between the target and maximum performance levels while its earnings per share (adjusted as discussed above) were between the threshold and target performance levels. Business unit performance relative to the preset revenue and adjusted operating profit after tax measures varied by business. As a result, the short-term incentives shown on page 14 were paid, consistent with the performance requirements of the Company’s short-term incentive compensation plans.

Long-Term Incentives

We believe a substantial percentage of total compensation must be tied directly to the creation of stockholder value. Historically, we determined long-term compensation based on two indicators of stockholder value creation: stock price and economic return. The latter measure served effectively as the basis for the Barnes Group Inc. 1996 Long-Term Incentive Plan (“LTIP”) and predecessor plans throughout the 1990s.

Beginning in 2000, we elected to rely exclusively on stock-based long-term incentives, including stock options, restricted stock units, and performance share awards, and discontinued future awards under the LTIP. Existing LTIP cycles continued uninterrupted, with the last payout having been made in 2002. In 2004, we utilized a combination of stock options, performance share awards, and restricted stock unit awards as the vehicles for long-term incentives.

Stock-based long-term incentives incorporate a higher level of risk than other forms of executive compensation, including the LTIP they supplanted, and tie employees’ long-term economic interests directly to those of stockholders. The long-term incentive awards shown on pages 14 and 15 were principally granted under the Stock and Incentive Award Plan, which was approved at the April 14, 2004 Annual Meeting of Stockholders, the Employee Stock and Ownership Program, which was approved as amended by stockholders at the April 10, 2002 Annual Meeting, and the 1991 Barnes Group Stock Incentive Plan (“SIP”), which was approved as amended and restated in 1996. These plans allow for the use of several long-term incentive vehicles, in addition to stock options, restricted stock units, and performance share awards.

Also beginning in 2000, we instituted stock ownership guidelines under which every executive is expected to hold a substantial ownership stake in the Company. Ownership includes stock owned directly and stock owned under the Barnes Group Inc. Retirement Savings Plan and Employee Stock Purchase Plan. In contrast to some companies’ ownership programs, restricted stock unit awards, stock options, and performance share awards are excluded until the related stock is directly owned.

The current stock ownership guidelines that apply to 49 executives of the Company are:

Position	Multiple of Annual Salary
Chief Executive Officer	5x
All Other Executive Officers	3x
Non-Officers (U.S./Non-U.S.)	lx/0.45x

We monitor ownership levels at least annually. Executives subject to the ownership guidelines are expected to make substantial progress toward the applicable guideline, with full compliance by the end of 2004, or 5 years from date of hire or promotion for new executives. The Committee is very pleased with the progress demonstrated by the management team through December, 2004. We will, at our discretion, pay future amounts under the Company’s short-term incentive compensation plans in stock or stock units if the guidelines are not met and if substantial progress is not apparent, or take other actions as we deem appropriate at that time to ensure compliance.

Prior to 2004, certain initial stock option grants to executive officers upon assumption of their positions were typically awarded at 85% of market value, and served as an effective vehicle for attracting key executive talent to the Company. Effective in 2004, all future options granted by the Committee will be awarded at the market price of the Common Stock on the date of grant. Such options become exercisable over time. Stock options issued at the market price of the stock on the date of grant result in gains to the executive only when the stock appreciates for all stockholders. Stock options also encourage recipients to remain with the Company through the vesting periods associated with the options granted. As such, we believe that stock options are a very effective incentive for executive officers and other key employees, particularly when used in combination with the ownership guidelines outlined above.

Restricted stock units have been granted periodically, which are typically regarded as having the ability to maximize the retention capability of long-term incentives. Each restricted stock unit entitles the recipient to receive one share of stock, provided the employee remains with the Company over the full restriction period. Restricted stock unit recipients also receive dividend equivalents on a quarterly basis equal to the quarterly dividend on Barnes Group stock. The restriction periods on grants of restricted stock units at the Company have historically been up to five years in length. In 2003 and 2004, we increased the restriction period to seven years and six and one half years, respectively, for officers of the Company, and added an accelerated receipt feature. The acceleration of the 2003 and 2004 grants is tied to the Company’s achieving — and sustaining — substantial appreciation in the market value of Barnes Group stock on the date of grant, thereby tying this incentive component directly to the Company’s ability to generate superior total stockholder returns.

A performance share award was also granted to Mr. E.M. Carpenter in 2004, the receipt of which is ordinarily 100% dependent on the Company’s meeting or exceeding preset earnings per share goals.

Factors Considered in Making Key Compensation Decisions

The decisions made regarding executive compensation incorporate the Committee’s judgment of the management team’s leadership performance and potential to create sustainable growth in stockholder value. In addition to peer group comparison, we rely on judgment, not short-term operating or stock price performance, to determine the amount and mix of executive compensation. We also rely on the input of the independent compensation consulting firm retained to advise the Committee on such matters.

Key factors impacting our collective judgment include the nature and complexity of each executive officer’s role, the challenging global economic business conditions the Company operates within, the effectiveness of the strategies enacted to create enduring stockholder value, and the leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility. Our judgment is also impacted by the progress demonstrated by the management team toward the stock ownership guidelines outlined under “Long-Term Incentives” above, which has resulted in an increase in owned shares by corporate officers. The success of this program has been instrumental in demonstrating management’s commitment to the Company’s stockholders.

Based on all factors we considered relevant, we believe it is in all stockholders’ best long-term interests to have set the overall and individual total cash compensation and long-term incentives at the levels described in the accompanying compensation tables and supporting narratives.

Chief Executive Officer Compensation

Mr. E.M. Carpenter became President and Chief Executive Officer on December 8, 1998. His initial cash compensation and long-term incentives were established in accordance with his Employment Agreement (which is described below under the heading “Employment Agreement”).

The Committee has increased Mr. Carpenter’s annual salary periodically during his six years with the Company, including a 4.1% increase effective April 1, 2004, to $755,000. In determining the magnitude of the increase, the Committee considered the annual salaries of chief executive officers of the group of comparative companies, and of industrial companies of comparable size and complexity.

In 2004, the Company’s revenues were between the target and maximum performance levels established under the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers, while its earnings per share (adjusted as discussed above) were between the threshold and target performance levels. As a result of this performance, Mr. Carpenter earned an award under the Plan at approximately the target award level, which is shown on page 14.

Also in 2004, we worked with the independent compensation consulting firm retained by the Committee to develop appropriate incentive programs for Mr. Carpenter. In determining the size and type of grants we considered the magnitude and types of grants to chief executive officers of industrial companies of comparable size and complexity, the importance of linking a significant part of Mr. Carpenter’s total compensation package to the future performance of the Company’s stock, and his role in leading the Company to strong financial results and total stockholder returns. We granted Mr. Carpenter options to purchase common stock at 100% of the then current market value, as shown on page 16. We also granted to Mr. Carpenter restricted stock units with the accelerated receipt feature described in the “Long-Term Incentives” section of this report. The final component of the long-term incentives granted to Mr. Carpenter in 2004 was a performance share award, as shown on page 14, the receipt of which is ordinarily 100% dependent on the Company’s meeting or exceeding preset earnings per share goals.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s tax deduction to $1 million per year for compensation paid to the Chief Executive Officer and each other executive officer named in that year’s proxy statement unless certain conditions are met. One of those requirements is that compensation over $1 million annually must be based on stockholder-approved plans. The SIP, which was approved as amended and restated in 1996, was designed to meet these requirements. The Employee Stock and Ownership Program, which was approved as amended in 2002, the Stock and Incentive Award Plan, which was approved in 2004, and the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers, which was approved in 2001, were also designed to meet these requirements. Generally, actions taken by the Committee have been intended to comply with Section 162(m) except where, in the Committee’s judgment, it was in the best interests of the stockholders to grant forms of compensation that did not qualify for deductibility.

Summary

The Committee believes the Company’s executive compensation programs create strong links between the interests of the Company’s stockholders and its executives. Pay levels are intended to vary directly with the stockholder value created under the management team’s leadership. The Committee also believes that relationship should be measured over a period of time sufficient to gauge the impact of the strategies developed and implemented, and the levels of pay eventually received.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

Frank E. Grzelecki, Chairman

John W. Alden

Gary G. Benanav

Donald W. Griffin

Mylle H. Mangum

G. Jackson Ratcliffe

COMPENSATION

The following table sets forth compensation paid by the Company to the Chief Executive Officer and to the four other most highly paid persons who were executive officers at the end of 2004 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation				Awards[2]		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation[1]	Restricted Stock Awards[3] ($)	Securities Underlying Options (#)	LTIP Payouts[4]	All Other Compensation[5]
E.M. Carpenter President and Chief Executive Officer	2004 2003 2002	$747,500 718,750 675,000	$572,229 417,818 1,036,365	$328,904 272,139 264,137	$1,398,950 1,701,000 1,740,400	568,412 411,742 393,307	$ — — 117,366	$183,690 124,188 103,821

G.F. Milzcik Vice President, Barnes Group Inc. and President, Associated Spring	2004 2003 2002	327,000 307,500 285,000	485,899 181,648 252,424	16,899 11,920 10,008	342,600 415,800 297,700	134,741 71,305 55,123	— — 20,853	17,863 17,594 14,032

J.R. Arrington Senior Vice President, Human Resources	2004 2003 2002	297,250 286,750 271,000	136,425 136,350 250,348	39,467 33,805 33,214	314,050 378,000 274,800	67,959 44,915 59,215	— — 24,180	45,435 38,736 32,278

W.C. Denninger Senior Vice President, Finance and Chief Financial Officer	2004 2003 2002	337,500 312,500 295,500	174,321 108,921 273,192	30,038 28,093 22,044	342,600 415,800 297,700	95,741 60,973 68,245	— — 16,693	39,108 37,496 32,042

S.S. Gates Senior Vice President, General Counsel and Secretary	2004 2003 2002	302,250 290,500 270,000	138,699 101,659 248,728	27,337 24,893 21,241	314,050 378,000 274,800	71,178 44,062 54,995	— — 19,505	39,901 32,424 27,062

Notes to the above table:

[1]	Other annual compensation consists of reimbursement for taxes paid on perquisites, including life insurance premiums, financial planning services, and country club dues paid by the Company. Included in “Other Annual Compensation” for Mr. E.M. Carpenter are perquisites, including $160,368, $154,710 and $132,482 in 2004, 2003 and 2002, respectively, for the personal usage of Company aircraft.

[2]	Awards to the executives were granted under the 1991 Barnes Group Inc. Stock Incentive Plan, the Barnes Group Inc. Employee Stock and Ownership Program and the Barnes Group Inc. Stock and Incentive Award Plan.

[3]	Messrs. E.M. Carpenter, Milzcik, Arrington and Denninger, and Ms. Gates were each awarded restricted stock units in the amounts of 25,000, 12,000, 11,000, 12,000 and 11,000, respectively, on February 11, 2004. These restricted stock units will vest six and one-half years from the grant date; provided, that in the event the fair market value of the Company’s common stock equals or exceeds $51.56 per share for a period of 30 consecutive trading days, then 50% of the restricted stock units will vest as of the end of such 30-day period and the remainder shall vest on the earlier of the one-year anniversary of such 30-day period or the normal vesting date; and provided further, that upon a change-in-control of the Company all restricted stock units will vest. Dividend equivalents are payable on each restricted stock unit on each dividend payment date equal to the dividend payable on the Common Stock on such date. Additionally, Mr. E.M. Carpenter was awarded 24,000 performance share units on February 11, 2004. Subject to meeting specified performance goals, the performance share units are to be earned as follows: for the 2004 fiscal year, 5,000 performance share units; the 2005 fiscal year, 15,000 performance share units; and the 2006 fiscal year, 4,000 performance share units; provided, that upon a change-in-control of the Company all of the performance share units shall be deemed to be earned. On March 1 of each year following the year in which the performance share units are earned, the number of shares of Common Stock equal to the number of earned performance share units will be delivered to him. He is entitled to receive dividend equivalents on all earned performance share units based upon dividends paid on outstanding shares of Common Stock.

Messrs. E.M. Carpenter, Milzcik, Arrington and Denninger, and Ms. Gates were each awarded restricted stock units in the amounts of 45,000, 22,000, 20,000, 22,000 and 20,000, respectively, on February 12, 2003. The restricted stock units will vest on the seventh anniversary of the grant date; provided, that in the event the fair market value of the Company’s common stock equals or exceeds 200% of the fair market value of the Company’s common stock on the grant date for a period of 30 consecutive trading days, then 50% of the restricted stock units will vest as of the end of such 30-day period and the remainder shall vest on the earlier of the one-year anniversary of such 30-day period and the normal vesting date; and provided further, that upon a change-in-control of the Company all restricted stock units will vest. Dividend equivalents are payable on each restricted stock unit on each dividend payment date equal to the dividend payable on the Common Stock on such date. Additionally, Mr. E.M. Carpenter was awarded 45,000 performance share units on February 12, 2003. Subject to meeting specified performance goals, the performance share units are to be earned as follows: for the 2004 fiscal year, 20,000 performance share units; the 2005 fiscal year, 20,000 performance share units; and the 2006 fiscal year, 5,000 performance share units; provided, that upon a change-in-control of the Company all of the restricted stock units shall be deemed to be earned. On March 1 of each year following the year in which the performance share units are earned, the number of shares of Common Stock equal to the number of earned performance share units will be delivered to him. He is entitled to receive dividend equivalents on all earned performance share units based upon dividends paid on outstanding shares of Common Stock.

Messrs. E.M. Carpenter, Milzcik, Arrington and Denninger, and Ms. Gates were each awarded restricted stock units in the amounts of 60,000, 13,000, 12,000, 13,000 and 12,000, respectively, on February 5, 2002. Units are to be credited to each executive in the amount of 33.4%, 33.3% and 33.3% of the number of restricted stock units on the third, fourth and fifth anniversaries, respectively, of the date of the award, in each case, provided that he or she is an employee of the Company on such anniversary dates. The units awarded to each executive entitle him or her to receive, without payment to the Company, shares of Common Stock equal to the number of restricted stock units credited to him or her. In addition, Mr. E.M. Carpenter was awarded an incentive stock right consisting of incentive stock units in the amount of 16,000 shares on February 5, 2002. Without payment to the Company, shares of Common Stock equal to the number of incentive stock units were to be credited to him on February 15 of each of the two years following the corresponding fiscal performance year; provided, that he was an employee of the Company through December of the performance year and that specified performance targets for the Company’s earnings per share were met. Each holder is credited with dividend equivalents on all restricted stock units credited to him or her based upon dividends paid on outstanding shares of Common Stock. Such dividend equivalents are converted, as of each dividend payment date, into a number of additional restricted stock units equal to the amount of dividends that would have been paid on the number of shares of Common Stock equivalent to the number of restricted stock units credited to the holder immediately prior to the dividend payment date, divided by the market price of the Common Stock on the dividend payment date.

The aggregate restricted stock unit holdings as of December 31, 2004, for Messrs. E.M. Carpenter, Milzcik, Arrington and Denninger, and Ms. Gates totaled 225,940, 55,967, 51,863, 59,016 and 51,863 restricted stock units, respectively, based on the closing market price of $26.51 per share on December 31, 2004, or in the aggregate $5,989,669, $1,483,685, $1,374,888, $1,564,514 and $1,374,888, respectively.

[4]	Payment in the designated year with respect to the three-year performance period ending the prior year. Thus, the payment made in 2002 covered the three-year period ending in 2001.

[5]	Included in “All Other Compensation” for 2004 are premiums paid for life insurance in the amounts of $177,540; $13,763; $39,285; $33,089; and $33,751 for Messrs. E.M. Carpenter, Milzcik, Arrington and Denninger, and Ms. Gates, respectively. The remainder of “All Other Compensation” for 2004 is matching contributions made by the Company under the Retirement Savings Plan.

STOCK OPTIONS

The following table provides information on grants of stock options in 2004 pursuant to the 1991 Barnes Group Stock Incentive Plan, the Barnes Group Inc. Employee Stock and Ownership Program, and the Barnes Group Inc. Stock and Incentive Award Plan to the named executive officers.

	Individual Grants
	Number of Securities Underlying Options Granted[1] (#)	Percent of Total Options Granted to Employees in 2004	Exercise Price[2] ($/Sh.)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation to End of Option Term [3]
Name					5%	10%
E. M. Carpenter	75,000	5.0%	$29.5400	2/11/2014	$1,393,313	$3,530,940
E. M. Carpenter [4]	65,457	4.4%	26.5050	2/06/2011	706,294	1,645,962
E. M. Carpenter [4]	26,968	1.8%	26.5050	2/13/2013	394,083	970,643
E. M. Carpenter [4]	20,347	1.4%	26.5050	2/10/2010	183,412	416,100
E. M. Carpenter [4]	11,181	0.7%	26.5050	2/10/2010	100,788	228,654
E. M. Carpenter [4]	11,276	0.8%	26.5050	2/19/2009	82,572	182,464
E. M. Carpenter [4]	2,497	0.2%	26.5050	2/10/2010	22,508	51,064
E. M. Carpenter [4]	16,206	1.1%	26.5000	2/10/2010	146,057	331,354
E. M. Carpenter [4]	9,125	0.6%	26.5000	2/10/2010	82,239	186,573
E. M. Carpenter [4]	18,253	1.2%	26.5000	2/10/2010	164,505	373,208
E. M. Carpenter [4]	9,379	0.6%	26.5000	2/19/2009	68,668	151,738
E. M. Carpenter [4]	7,767	0.5%	26.5000	2/06/2011	83,792	195,270
E. M. Carpenter [4]	2,649	0.2%	26.5000	2/10/2010	23,874	54,163
E. M. Carpenter [4]	27,984	1.9%	26.4700	2/10/2010	251,920	571,523
E. M. Carpenter [4]	37,136	2.5%	26.4700	2/19/2009	271,583	600,125
E. M. Carpenter [4]	35,579	2.4%	26.4700	2/06/2011	383,396	893,478
E. M. Carpenter [4]	1,383	0.1%	26.4700	2/10/2010	12,450	28,245
E. M. Carpenter [4]	109,217	7.3%	26.4700	2/05/2012	1,380,306	3,306,086
E. M. Carpenter [4]	10,688	0.7%	26.4700	2/06/2011	115,173	268,402
E. M. Carpenter [4]	19,405	1.3%	25.7900	2/06/2011	203,735	474,790
E. M. Carpenter [4]	4,041	0.3%	25.7900	2/19/2009	28,793	63,626
E. M. Carpenter [4]	46,874	3.1%	25.7900	2/06/2011	492,135	1,146,885
J.R. Arrington	9,100	0.6%	29.5400	2/11/2014	169,055	428,421
J.R. Arrington [4]	2,699	0.2%	26.5050	2/13/2013	39,440	97,143
J.R. Arrington [4]	574	0.0%	26.5050	2/10/2010	5,174	11,738
J.R. Arrington [4]	7,621	0.5%	26.5050	2/19/2009	55,807	123,320
J.R. Arrington [4]	15,072	1.0%	26.6000	2/06/2011	163,213	380,355
J.R. Arrington [4]	749	0.1%	26.4700	2/06/2011	8,071	18,809
J.R. Arrington [4]	13,009	0.9%	26.4700	2/19/2009	95,137	210,228
J.R. Arrington [4]	5,699	0.4%	26.0900	2/06/2011	60,531	141,062
J.R. Arrington [4]	2,279	0.2%	26.0900	2/10/2010	20,222	45,876
J.R. Arrington [4]	788	0.1%	26.0900	2/10/2010	6,992	15,862
J.R. Arrington [4]	900	0.1%	26.0900	2/10/2010	7,986	18,117
J.R. Arrington [4]	970	0.1%	26.0900	2/19/2009	6,992	15,450
J.R. Arrington [4]	631	0.0%	26.0900	2/10/2010	5,599	12,702
J.R. Arrington [4]	678	0.0%	26.0900	2/10/2010	6,016	13,648
J.R. Arrington [4]	7,190	0.5%	26.0900	2/10/2010	63,798	144,735
W. C. Denninger	13,000	0.9%	29.5400	2/11/2014	241,508	612,030
W. C. Denninger [4]	16,910	1.1%	27.2450	2/06/2011	187,557	437,086
W. C. Denninger [4]	3,978	0.3%	27.2450	2/13/2013	59,753	147,175
W. C. Denninger [4]	6,412	0.4%	27.2450	4/11/2010	59,413	134,788
W. C. Denninger [4]	5,126	0.3%	26.7650	4/11/2010	46,660	105,856
W. C. Denninger [4]	1,942	0.1%	26.7650	4/11/2010	17,677	40,104
W. C. Denninger [4]	762	0.1%	26.3300	4/11/2010	6,823	15,480
W. C. Denninger [4]	5,249	0.4%	26.3300	2/06/2011	56,264	131,118
W. C. Denninger [4]	2,514	0.2%	26.3300	4/11/2010	22,512	51,072
W. C. Denninger [4]	3,743	0.3%	26.3300	4/11/2010	33,517	76,040
W. C. Denninger [4]	4,774	0.3%	26.3300	4/11/2010	42,750	96,985
W. C. Denninger [4]	4,459	0.3%	26.3300	2/06/2011	47,796	111,384

	Individual Grants
	Number of Securities Underlying Options Granted[1] (#)	Percent of Total Options Granted to Employees in 2004	Exercise Price[2] ($/Sh.)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation to End of Option Term [3]
Name					5%	10%
W. C. Denninger [4]	315	0.0%	$26.3300	4/11/2010	$2,821	$6,399
W. C. Denninger [4]	391	0.0%	26.3300	4/11/2010	3,501	7,943
W. C. Denninger [4]	5,040	0.3%	26.3300	4/11/2010	45,132	102,389
W. C. Denninger [4]	4,814	0.3%	26.3300	4/11/2010	43,108	97,797
W. C. Denninger [4]	1,663	0.1%	26.3300	4/11/2010	14,892	33,784
W. C. Denninger [4]	4,697	0.3%	26.3300	4/11/2010	42,060	95,420
W. C. Denninger [4]	5,488	0.4%	26.1500	4/11/2010	48,808	110,728
W. C. Denninger [4]	1,748	0.1%	26.1500	4/11/2010	15,546	35,268
W. C. Denninger [4]	2,716	0.2%	26.1500	2/05/2012	33,911	81,221
S.S. Gates	9,100	0.6%	29.5400	2/11/2014	169,055	428,421
S.S. Gates [4]	23,337	1.6%	26.7750	2/06/2011	254,376	592,804
S.S. Gates [4]	2,113	0.1%	27.2000	2/06/2011	23,397	54,526
S.S. Gates [4]	1,584	0.1%	26.5950	2/06/2011	17,150	39,966
S.S. Gates [4]	378	0.0%	26.5950	2/10/2010	3,419	7,756
S.S. Gates [4]	2,692	0.2%	26.5950	2/13/2013	39,472	97,221
S.S. Gates [4]	10,999	0.7%	26.5950	2/10/2010	99,484	225,696
S.S. Gates [4]	1,189	0.1%	26.5950	2/06/2011	12,873	30,000
S.S. Gates [4]	16,004	1.1%	26.5950	6/01/2009	117,593	259,849
S.S. Gates [4]	3,782	0.3%	26.0700	6/01/2009	27,241	60,194
G. F. Milzcik	13,000	0.9%	29.5400	2/11/2014	241,508	612,030
G. F. Milzcik [4]	15,121	1.0%	28.2750	2/06/2011	174,055	405,621
G. F. Milzcik [4]	6,261	0.4%	28.2750	2/10/2010	60,207	136,589
G. F. Milzcik [4]	3,892	0.3%	28.2750	2/13/2013	60,672	149,437
G. F. Milzcik [4]	13,159	0.9%	28.2750	2/10/2010	126,540	287,075
G. F. Milzcik [4]	3,222	0.2%	28.2750	7/15/2009	25,170	55,619
G. F. Milzcik [4]	4,567	0.3%	28.2750	2/10/2010	43,917	99,633
G. F. Milzcik [4]	2,677	0.2%	27.4600	7/15/2009	20,310	44,879
G. F. Milzcik [4]	1,899	0.1%	27.4600	2/10/2010	17,735	40,234
G. F. Milzcik [4]	22,965	1.5%	27.4600	7/15/2009	174,229	384,999
G. F. Milzcik [4]	12,036	0.8%	27.4600	2/10/2010	112,404	255,008
G. F. Milzcik [4]	14,812	1.0%	27.4600	2/05/2012	194,199	465,140
G. F. Milzcik [4]	6,130	0.4%	27.4600	2/05/2012	80,370	192,500
G. F. Milzcik	15,000	1.0%	26.5700	12/08/2014	250,646	635,186

Notes to the above table:

[1]	Options granted under the Barnes Group Inc. Employee Stock and Ownership Program for Salary Grade 21 and above on February 11, 2004 become exercisable at the rate of 33.3334% on November 11, 2004 and 33.3333% on each of August 11, 2006 and August 11, 2008.

[2]	For options granted under the Barnes Group Inc. Employee Stock and Ownership Program, and the Barnes Group Inc. Stock and Incentive Award Plan, the exercise price is defined as the mean between the highest and lowest sales prices per share of Common Stock traded on such date.

[3]	Represents total appreciation over the exercise price at the assumed annual appreciation rates of 5% and 10% compounded annually for the term of the option. These calculations are not intended to be a prediction by the Company of the price of its shares in the future.

[4]	These option grants were made pursuant to the reload provisions under the 1991 Barnes Group Inc. Stock Incentive Plan and the Barnes Group Inc. Employee Stock and Ownership Program.

AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

The following table provides information relating to stock option exercises in 2004 by the named executive officers and the number and value of each such officer’s unexercised in-the-money options on December 31, 2004, based on the difference between the exercise price and $26.51 per share, the closing market price of the Common Stock on December 31, 2004.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
E.M. Carpenter	562,412	$2,665,134	709,937	176,666	$188,843	$703,262
J.R. Arrington	72,199	514,657	173,304	24,400	217,813	90,213
W.C. Denninger	101,068	716,444	135,908	31,334	127,462	118,361
S.S. Gates	77,333	593,853	172,220	24,400	390,230	90,213
G.F. Milzcik	130,165	954,472	165,575	46,333	98,975	118,358

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to a named executive officer as though he or she had retired in 2004 at age 65 in specified compensation and years of service classifications under the Company’s Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

PENSION PLAN TABLE A

Years of Service

Remuneration	15 years	20 years	25 years	30 years	35 years	40 years
$125,000	$41,888	$55,850	$69,813	$72,938	$76,063	$79,188
$150,000	$51,075	$68,100	$85,125	$88,875	$92,625	$96,375
$200,000	$69,450	$92,600	$115,750	$120,750	$125,750	$130,750
$250,000	$87,825	$117,100	$146,375	$152,625	$158,875	$165,125
$300,000	$106,200	$141,600	$177,000	$184,500	$192,000	$199,500
$350,000	$124,575	$166,100	$207,625	$216,375	$225,125	$233,875
$400,000	$142,950	$190,600	$238,250	$248,250	$258,250	$268,250
$450,000	$161,325	$215,100	$268,875	$280,125	$291,375	$302,625
$500,000	$179,700	$239,600	$299,500	$312,000	$324,500	$337,000
$550,000	$198,075	$264,100	$330,125	$343,875	$357,625	$371,375
$600,000	$216,450	$288,600	$360,750	$375,750	$390,750	$405,750
$650,000	$234,825	$313,100	$391,375	$407,625	$423,875	$440,125
$700,000	$253,200	$337,600	$422,000	$439,500	$457,000	$474,500
$750,000	$271,575	$362,100	$452,625	$471,375	$490,125	$508,875
$800,000	$289,950	$386,600	$483,250	$503,250	$523,250	$543,250
$850,000	$308,325	$411,100	$513,875	$535,125	$556,375	$577,625
$900,000	$326,700	$435,600	$544,500	$567,000	$589,500	$612,000
$950,000	$345,075	$460,100	$575,125	$598,875	$622,625	$646,375

The remuneration included in Pension Plan Table A in determining earnings for retirement plan purposes includes only annual salaries as shown in the column labeled “Salary” in the Summary Compensation Table. Benefits are computed on a straight-life annuity. The benefits listed in the table are not subject to a deduction for Social Security.

Messrs. Arrington, E.M. Carpenter, Denninger and Milzcik, and Ms. Gates all participate in the Company’s Supplemental Senior Officer Retirement Plan. The following table gives examples of estimated annual retirement benefits payable under the Company’s Supplemental Senior Officer Retirement Plan to each of these senior executive officers as though he or she had retired in 2004 at age 65 in specified compensation and years of service classifications.

PENSION PLAN TABLE B

Remuneration	15 or More Years of Service
$ 125,000	$ 68,750
150,000	82,500
200,000	110,000
250,000	137,500
300,000	165,000
350,000	192,500
400,000	220,000
450,000	247,500
500,000	275,000
600,000	330,000
700,000	385,000
800,000	440,000
900,000	495,000
1,000,000	550,000
1,200,000	660,000
1,300,000	715,000
1,400,000	770,000
1,500,000	825,000

The remuneration included in Pension Plan Table B in determining earnings for the Supplemental Senior Officer Retirement Plan includes only salary and bonus as shown in the columns labeled “Salary” and “Bonus” in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. This plan functions as an “umbrella” plan, and benefits listed in the table above are subject to deduction for Social Security benefits, benefits derived from other employers’ pension plans and any benefits earned under the Company’s other defined benefit plans, including, without limitation, the Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

Years of Service as of December 31, 2004, rounded to the nearest whole year, credited to the named executive officers for the purpose of the foregoing pensions plans are as follows: Mr. J.R. Arrington, 7 years; Mr. E.M. Carpenter, 6 years1; Mr. W.C. Denninger, 5 years; Ms. S.S. Gates, 6 years; and Mr. G.F. Milzcik, 6 years.

EMPLOYMENT AGREEMENT

On December 8, 1998, the Company entered into an employment agreement (the “Agreement”) with Mr. E.M. Carpenter under which he serves as the President and Chief Executive Officer of the Company. The Agreement provides for Mr. E.M. Carpenter’s employment through December 31, 2001, and for automatic annual extensions until Mr. E.M. Carpenter reaches age 65, unless either party furnishes 90 days prior written notice that the Agreement will not be extended. Mr. E.M. Carpenter was granted a one-time lump sum payment under the Agreement of $100,000 as a relocation allowance, with the amount grossed up for any applicable taxes. Mr. E.M. Carpenter also became entitled to receive reimbursement of expenses reasonably incurred in connection with his duties and to receive reimbursement of reasonable legal fees in connection with the negotiation and documentation of the Agreement and the enforcement of his rights under it. As part of the Agreement, Mr. E.M. Carpenter purchased on the open market $1,000,000 of Common Stock.

[1]	Mr. E.M. Carpenter’s employment agreement provides that, for the purpose of determining years of service, he is to earn two years of service for each year he is employed for each non-qualified plan in which he participates.

The Agreement provides for the following compensation benefits for Mr. E.M. Carpenter: (i) base salary in the first year of the Agreement, of $550,000, and thereafter on an annual basis the base salary is subject to increase at the discretion of the Board of Directors; (ii) an annual bonus pursuant to the Company’s Management Incentive Compensation Plan (“MICP”) and any successor plan, up to a maximum of 150% of salary; and (iii) other benefits, consisting of the payment of life insurance premiums, a financial planning allowance, an automobile allowance, service credits under the Company’s non-qualified retirement plans, annual vacations, immediate participation in the Company’s welfare benefit plans, and country club membership expense reimbursement. Subsequent to the date of the Agreement, the Company adopted a successor plan to the MICP for certain executive officers, the Performance-Linked Bonus Plan for Selected Executive Officers (“PBP”). Pursuant to the PBP, Mr. E.M. Carpenter’s maximum annual bonus is currently 225% of salary. Pursuant to the Agreement, Mr. E.M. Carpenter was granted the following securities: (a) 90,300 Long-Term Incentive Plan (“LTIP”) units, (b) options to acquire 75,000 shares of Common Stock at an exercise price of 85% of fair market value on the date of grant, (c) 60,000 incentive stock units to receive shares of Common Stock that vested over a five-year period, and (d) 60,000 incentive stock units to receive shares of Common Stock that vested over a five-year period subject to specified performance goals being attained. Pursuant to Amendment 1 to the Agreement which was entered into as of July 2, 2003, following his retirement Mr. E.M. Carpenter and his spouse will be entitled to receive retiree medical coverage provided by the Company to its retirees.

The Agreement is subject to early termination by reason of Mr. E.M. Carpenter’s death or disability, by the Company for cause, by Mr. E.M. Carpenter for good reason, or by either party upon 30 days prior written notice. Upon termination, Mr. E.M. Carpenter would be entitled to any benefits due to him under any plan, program or policy of the Company which provides benefits after termination, other than any severance pay or salary continuation plan. In addition, if Mr. E.M. Carpenter’s employment were terminated without cause or for good reason, he would be entitled to continue receiving his salary and welfare plan benefits for a severance period extending through the end of the remaining employment period or two years, whichever is longer. He also would receive other benefits, including the payment of his target bonus, continued vesting of his stock options and incentive stock units, and continued service credits under the Company’s non-qualified plans through the end of the severance period. Payments to Mr. E.M. Carpenter would be subject to reduction under certain circumstances if necessary to avoid imposition of the golden parachute excise tax. Following termination for any reason, Mr. E.M. Carpenter is obliged not to compete with the Company for a two-year period and not to disparage the Company.

CHANGE-IN-CONTROL AND SEVERANCE ARRANGEMENTS

The Company has entered into change-in-control severance agreements (each a “CIC Agreement”) with Mr. E.M. Carpenter and each other named executive officer as of the following effective dates: Mr. J.R. Arrington, May 15, 1998; Mr. E.M. Carpenter, December 8, 1998; Mr. W.C. Denninger, March 31, 2000; Ms. S.S. Gates, June 1, 1999; Mr. G.F. Milzcik, June 12, 1999. The CIC Agreements for Messrs. Arrington and Carpenter each has an initial term which ended on December 31, 1999 and the CIC Agreements for Messrs. Denninger and Milzcik, and Ms. Gates each has an initial term that ended on December 31, 2000, with each of the agreements providing for automatic annual extensions commencing on the immediately following January 1 and each January 1 thereafter, unless the Company or the executive provides written notice not later than September 30 of the preceding year of a determination not to extend the agreement. In the event of a “change in control” (as defined in the CIC Agreements), an executive who is incapacitated would be entitled to receive full salary and employment benefits (less any amounts received under the Company’s long-term disability plan) until terminated for reasons of disability. An executive who is not incapacitated but is terminated for any reason after a change in control would be entitled to receive full salary and benefits through the date of termination, as well as normal post-termination compensation and benefits under the Company’s compensation and benefit plans.

An executive who is terminated following a change in control other than for cause or by reason of death, disability or voluntary termination, would be entitled to severance payments and benefits. These would consist of (i) a cash payment equal to a multiple (3 times in the case of Mr. E.M. Carpenter, 2 times for each other executive) of the executive’s most recent base salary and average annual bonus (as defined); (ii) continuation of participation in the

Company’s pension and welfare benefit plans for a number of months (36 or 24) corresponding to the multiple in (i), with the benefits reduced to the extent the executive subsequently receives coverage elsewhere; and (iii) a cash payment equal to the target award to which the executive would have been entitled under the Company’s incentive compensation plans to the date of termination (less any pro rata bonus previously paid for the same period). In addition, upon the occurrence of a change in control, (a) the executive would receive pro rata target awards under the Company’s other incentive compensation plans; (b) the executive’s options to acquire Company stock would vest and become exercisable; and (c) all restrictions on the executive’s stock-based awards would lapse. Payments to the executive would be subject to reduction under certain circumstances if necessary to avoid imposition of the golden parachute excise tax.

In addition, in the event of termination by the Company, the named executive officers, other than the President and Chief Executive Officer, may be eligible to receive under the Barnes Group Inc. Executive Separation Pay Plan, severance payments of up to 12 months of salary, accrued vacation pay, and continuation of certain other benefits for a period equal to the number of months of severance payments.

PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1999 is set forth below.

The performance graph does not include a published industry or line-of-business index or peer group of similar issuers because the Company is in three major distinct lines of business and does not believe a meaningful such index or peer group can be reasonably identified. Accordingly, as permitted by SEC rules, the graph includes the S&P 600 Small Cap Index, which is comprised of issuers with generally similar market capitalizations to that of the Company.

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (Proxy Proposal 2)

The Board of Directors Recommends a Vote “For” this Proposal.

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ended December 31, 2005. Although not required by the Certificate of Incorporation or By-Laws of the Company, the Company has determined to ask the stockholders to ratify the selection of PricewaterhouseCoopers LLC as the independent registered public accountants for the year 2005 for the Company.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fees paid to PricewaterhouseCoopers LLP during 2004 and 2003 are set forth below:

	2004	2003
Audit Fees[1]	$1,612,478	$1,088,578
Audit-Related Fees[2]	138,000	286,100
Tax Fees[3]	601,212	342,381
All Other Fees[4]	2,828	1,414

Total Fees	$2,354,517	$1,718,473

[1]	Audit Fees for 2004 consist of fees for professional services provided in connection with the integrated audit of the Company’s financial statements and internal control over financial reporting, and review of financial statements included in Forms 10-Q, and includes services that generally only the external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

[2]	Audit-Related Fees consist of fees for due diligence reviews related to acquisitions, evaluation of Sarbanes-Oxley §404 project design and documentation, and employee benefit plan audits.

[3]	Tax Fees include fees for tax compliance, tax consulting and tax planning services.

[4]	All Other Fees are subscription fees for PricewaterhouseCoopers LLP’s publication, Comperio.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee adopted the following policy:

Policy for Pre-Approval of

External Auditor Services

The Company shall engage external auditors for audit, audit-related, tax and other non-audit services in accordance with this policy and the procedures defined below. This policy shall not apply to any external auditor, whether or not registered with the Public Company Accounting Oversight Board, that has not prepared or issued, and is not reasonably expected in the foreseeable future to prepare or issue, any audit report or perform other audit, review or attest services for the Company or any of its subsidiaries.

•	Audit Services consist of services rendered by an external auditor for the audit of the Company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under standards of the Public Company Accounting Oversight Board) and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

•

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

To establish compliance with applicable law and best practices, effective immediately, all services provided by an external auditor covered by this policy must be pre-approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), in accordance with the following procedures. The Audit Committee does not delegate its responsibilities to pre-approve services performed by an external auditor, to management.

Procedure 1.    Annually, not later than April 30, management shall present to the Audit Committee its best estimate of the particular services for Audit, Audit-Related, Tax and Other Non-Audit Services, and the estimated fees therefor, to be performed by an external auditor during the audit engagement period for the then-current fiscal year. The external auditor shall provide such back-up documentation for each such service as the Audit Committee deems necessary or desirable to assess the impact of such service on the external auditor’s independence. Prior to the engagement of an external auditor for such services and except as provided by Procedure 2, the Audit Committee shall, by resolution, pre-approve each such service to a maximum amount of estimated fees therefor.

Procedure 2.    For any Audit, Audit-Related, Tax or Other Non-Audit Service to be obtained by the Company from an external auditor and not pre-approved in accordance with Procedure 1, the Audit Committee shall delegate to an independent member of the Audit Committee (the “Delegatee”), authority to approve prior to the engagement of the external auditor for such service, any such service and expenditures therefor to a maximum of $100,000. The Chief Financial Officer shall obtain written confirmation of any such pre-approval by the Delegatee and each such pre-approval by the Delegatee shall be reported to the Audit Committee at its next meeting.

Procedure 3.    All Audit, Audit Related, Tax or Other Non-Audit Services to be obtained from an external auditor that are not pre-approved by the Audit Committee pursuant to Procedures 1 and 2 shall be pre-approved by resolution of the Audit Committee, prior to the engagement of the external auditor for such services. Further, any engagement for Tax and Other Non-Audit Services that qualify for the SEC regulations’ “de minimis” exception (i.e., they were not recognized as being non-audit services at the time of the engagement and in the aggregate do not exceed the amount specified in SEC rules) to the pre-approval requirement of Procedures 1 and 2, shall be promptly brought to the attention of the Audit Committee and approved by the Audit Committee or the Delegatee prior to the completion of the annual audit of the Company’s consolidated financial statements.

Procedure 4.    The Chief Financial Officer will provide a quarterly report of external auditor services, by category, to the Audit Committee.

Procedure 5.    This policy will be updated as requirements are further defined. The Audit Committee shall review this policy periodically, to assure its continued suitability to the needs of the Company.

Procedure 6.    The external auditor appointed by the Audit Committee to audit and render its opinion of the Company’s annual consolidated financial statements is explicitly prohibited under current SEC regulations and the Sarbanes-Oxley Act from providing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements.

•	Financial information systems design or implementation.

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing.

•	Management functions or human resources.

•	Broker or dealer, investment adviser, or investment banking.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Prior to the engagement of the any external auditor covered by this policy, such external auditor shall confirm in writing that the services it proposes to provide are not prohibited by such law or regulations.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

One late report involving three transactions for Mr. T.O. Barnes is the only late filing in 2004 of which the Company is aware.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholders wishing to submit proposals for inclusion in the Company’s proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders must submit proposals to the Company at its address given above by November 22, 2005. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company’s proxy statement), or to nominate candidates for election as directors at a meeting of the Company’s stockholders, must do so in accordance with the Company’s By-laws. In order to be presented at the 2006 Annual Meeting, the By-laws provide that such stockholder proposals or nominations may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by the Company between December 22, 2005 and January 21, 2006. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder’s ownership of the Company’s capital stock. In the case of nominations, the notice must contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-laws by writing to the Secretary of the Company at the address given above. Proposals received after January 21, 2006 will not be considered “timely” for the purpose of determining whether the Company may use discretionary authority to ask stockholders to vote on any such proposals.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone, facsimile, Internet or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained The Altman Group Inc., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071 to aid in the solicitation of proxies. The Altman Group will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company’s stock. For these services, the Company will pay a fee of approximately $6,500 plus out-of-pocket expenses.

The Company had outstanding 23,317,830 shares of Common Stock as of February 22, 2005, each of which is entitled to one vote. Only holders of record at the close of business on February 22, 2005 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum. An abstention will have the same effect as a vote against such proposal; however, a broker non-vote will not have an effect on the outcome of the vote thereunder. Pursuant to the Company’s By-laws, directors are elected by a plurality of the votes cast and therefore abstentions and broker non-votes will not have an effect on the outcome of the vote for directors.

The Company will provide without charge upon written request from a stockholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2004. Any such request should be sent to: Secretary, Barnes Group Inc., 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011-0489.

The Company has posted on its Internet website and will make available in print to any stockholder who makes a request, its Corporate Governance Guidelines, its Code of Business Ethics and Conduct and the charters of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The Company’s Internet website address is www.barnesgroupinc.com.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected. The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1 and 2 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

Signe S. Gates

Secretary

March 22, 2005

ANNEX 1

BARNES GROUP INC. CHARTER

Audit Committee of the Board of Directors

The Board of Directors of Barnes Group Inc. (the “Company”) hereby sets forth a Charter for its Audit Committee, with membership and specific responsibilities as outlined below:

Membership

In accordance with the bylaws of the Company and upon the nomination by the Corporate Governance Committee (the “Committee”), the Board of Directors (the “Board”) shall appoint the members of the Audit Committee and the chairperson thereof, each of whom shall satisfy applicable independence requirements of the New York Stock Exchange and any other regulatory requirements, and otherwise be free from any relationship that, in the business judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member. The Committee shall comprise not less than three such Directors. A Committee member shall not serve simultaneously on the audit committees of more than two other public companies. All members of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as each such qualification is interpreted by the Board of Directors in its business judgment. To the extent practicable, at least one Committee member shall be an “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”). A Committee member may resign by delivering his or her written resignation to the Chairman of the Board, or may be removed by majority vote of the Board at any time. In the event of a vacancy on the Committee, the Board shall elect a Director who satisfies the foregoing qualifications, to replace the departed Director.

The Committee may fix its own rules of procedure; provided, that the Committee shall cause its proceedings to be recorded and minutes of Committee meetings shall be distributed to the Board of Directors. The Committee shall regularly report its findings, conclusions, recommendations and actions to the Board. The Committee may meet at such times (but not less than four times per year) and places as it shall determine. The majority of the members of the Committee shall constitute a quorum. A majority of the members present, if a quorum is present at the time, shall decide any question brought before the Committee. Any action required or permitted to be taken by the Committee may be taken by unanimous written consent in lieu of a meeting.

Responsibilities

The Board of Directors intends the Audit Committee to serve as its focal point for the oversight of the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditor.

Through regularly scheduled meetings, the Committee will facilitate open communication among the Board of Directors, the Company’s independent and internal auditors and the Company’s financial management. The Committee shall prepare a report for inclusion in the Company’s annual proxy statement, as required by the SEC rules.

Specifically,	the Audit Committee will, consistent with the Company’s Corporate Governance Guidelines:

1.	Review and discuss the annual audited financial statements and the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent auditor, and, based on such review, recommend to the Board whether the Company’s audited financial statements should be included in the Company’s annual report on Form 10-K for filing with the SEC. In connection with such review, the Audit Committee will:

1

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (as it may be modified or supplemented) relating to the conduct of the audit.

•	Review significant changes in accounting or auditing policies.

•	Review with the independent auditor any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s response to such problems or difficulties.

•	Review (not less than annually) with the independent auditor, management and the Director, Internal Audit the adequacy of the Company’s internal controls, including without limitation information technology systems, any significant findings and recommendations with respect to such internal controls, and the Company’s internal controls report and the independent auditor’s attestation thereof prior to filing the Company’s annual report on Form 10-K.

•	Review reports required to be submitted by the independent auditor concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent auditors; and (c) any other material written communications with management.

•	Review and discuss with management and the independent auditor (a) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Discuss earnings press releases (paying particular attention to any use of “non-GAAP financial measures,” as defined by SEC rules, and any other “pro forma” or “adjusted” non-GAAP information), and financial information and earnings guidance, if any, to be provided to, and the type of presentation to be made to, analysts and rating agencies.

•	Discuss with management and the independent auditor any correspondence with regulatory or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

2.	Review and discuss the quarterly financial statements and the Company’s specific disclosures provided in periodic quarterly reports including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the Director, Internal Audit, and the independent auditor.

3.	Oversee the external audit coverage. The Company’s independent auditor is ultimately accountable to the Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, evaluate and, where appropriate, replace the independent auditor. The independent auditor shall report directly to the Committee. In connection with its oversight of the external audit coverage, the Audit Committee will:

•	Have sole authority to appoint and replace (subject to stockholder approval or ratification, if deemed advisable by the Board of Directors) the independent auditor.

•	Have authority to approve the engagement letter and the fees to be paid to the independent auditor.

•	Pre-approve all audit, internal control-related and non-audit services to be performed by the independent auditor and the related fees for such services, in accordance with the Company’s Policy for Pre-Approval of External Auditor Services which the Committee shall review periodically and, as necessary, modify.

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•	Obtain confirmation and assurance as to the independent auditor’s independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” (as it may be modified or supplemented). The Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking appropriate action in response to the independent auditor’s report to satisfy itself of their independence.

•	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and, to assess the independent auditor’s independence, all relationships between the independent auditor and the Company.

•	Review and evaluate the performance of the independent auditor, as the basis for a decision to reappoint or replace the independent auditor.

•	Set clear Company hiring policies for employees or former employees of the independent auditor, considering, among other things, the requirements of all applicable laws and listing rules.

•	Assure regular rotation of the lead audit partner, as required by SEC rules, and consider whether rotation of the independent auditors is required to ensure independence.

•	Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted.

4.	Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

•	Review the appointment or replacement of the Director, Internal Audit.

•	Review, in consultation with management, the independent auditor and the Director, Internal Audit, the plan and scope of internal audit activities.

•	Review internal audit activities, budget and staffing.

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

5.	Resolve any differences between management and the independent auditor regarding financial reporting.

6.	Establish procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

7.	Discuss policies and guidelines to govern the process by which risk assessment and risk management are handled. Meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled.

8.	Meet periodically (not less than annually) in separate executive session with each of the Chief Financial Officer, the Director, Internal Audit, and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the Company deems appropriate.

9.	Review periodically with the Company’s General Counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) the Company’s Corporate Compliance Program. Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated, such Section 10A(b), requiring inter alia the independent auditor, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the independent auditor has reached specific conclusions with respect to such illegal acts.

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10.	Annually, evaluate the performance of this Committee, including a review of the Committee’s compliance with this Charter. Annually, review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. Also affirm to the New York Stock Exchange in writing, annually and at such other times as there are changes in the composition of the Audit Committee, such review and assessment of the adequacy of this Charter; and the Board of Directors’ determination of the independence and financial literacy of the Audit Committee members, and the accounting or related financial management expertise of at least one such member.
11.	The Chairman of the Committee will periodically (not less than annually), review the expense accounts of the Chairman of the Board and the Chief Executive Officer.

12.	Perform such other activities as are requested from time to time by the Board.

The Committee shall have all powers and authority that are necessary or appropriate to fulfill its duties and responsibilities, including without limitation:

a.	To retain, at its discretion and at the Company’s expense, without the approval of the Board, outside legal, accounting and other advisors, and approve the terms of engagement including the fees of such advisors.

b.	To incur ordinary administrative expenses that are necessary or appropriate to carrying out its duties, at the Company’s expense.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Amended and Approved by the Board of Directors: 2/17/05

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Barnes Group Inc.

Executive Office

123 Main Street

Post Office Box 489

Bristol, Connecticut 06011-0489 U.S.A.

2005 BARNES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2005 - 11:00 a.m.

HARTFORD/WINDSOR MARRIOTT AIRPORT HOTEL

28 DAY HILL ROAD, WINDSOR, CT 06095

The undersigned stockholder(s) of Barnes Group Inc. hereby appoints Signe S. Gates and Monique B. Marchetti, each with the power to appoint her substitute, as the undersigned’s proxies and attorneys-in-fact, to vote all the shares of common stock covered by this proxy at the Annual Meeting of Stockholders on April 21, 2005, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting with all the powers the undersigned would possess if personally present. Either person is individually authorized to vote as specified on proposals 1 and 2, and otherwise in her discretion.

This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to your account under this plan, please read the following as to the voting of such shares. If you do not provide voting instructions to the Trustee by April 18, 2005, the shares allocated to your account will not be voted.

Trustee’s Authorization: The undersigned authorizes Fidelity Management Trust Company, as Trustee of the Barnes Group Inc. Retirement Savings Plan, to vote all shares of the common stock of the Company allocated to the undersigned’s account under such plan at the Annual Meeting of Stockholders or at any adjournment thereof, in accordance with the instructions on the reverse side.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

YOUR VOTE IS IMPORTANT!

For your convenience, you can vote your shares in one of three ways:

1.	Vote By Internet: http://www.proxyvoting.com/b: Use the Internet to vote your proxy and help to reduce the Company’s costs. Have your proxy card in hand when you access the web site.

OR

2.	Vote By Telephone: If you are a resident of the U.S.A. or Canada and have a touch tone telephone, you can call the proxy tabulator, Mellon Investor Services LLC, at the toll-free telephone number: 1-866-540-5760 and follow the instructions found on the reverse side of this card on how to vote your shares. There will be no charge to you for the call. If you are not a resident of the U.S.A. or Canada or do not have a touch tone telephone, please vote by Internet or by mailing your proxy. Please note that voting by telephone rather than by mail, will help to reduce the Company’s costs.

OR

3.	Vote By Mail: Mark, sign and date your proxy and return it promptly in the enclosed envelope. Please sign exactly as the name(s) appears on the reverse side. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their complete titles. When a corporation gives the proxy, an authorized officer should sign.

THANK YOU FOR VOTING

	2005 BARNES GROUP INC. PROXY				Please Mark Here for Address Change or Comments		☐
SEE REVERSE SIDE
The Board of Directors unanimously recommends a vote FOR the following nominees:

1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM	FOR the nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed to the left	2.	RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	FOR ☐	AGAINST ☐	ABSTAIN ☐
(01) William S. Bristow, Jr.	☐	☐
(02) Edmund M. Carpenter
(03) G. Jackson Ratcliffe, Jr.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)			Choose MLinksm for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect at www.melloninvestor.com/isd where step-by step instructions will prompt you through enrollment.

This proxy is solicited by the Board of Directors. This proxy will be voted in the manner specified herein by the undersigned stockholder(s). Unless otherwise directed, this proxy shall be voted for proposals 1 and 2.

						I plan to attend the meeting.	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/b Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone (for residents of the USA or Canada with a touch-tone phone only) 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone,

you do NOT need to mail back your proxy card.